Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                      TEL: (617) 995-2500  FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2008 Financial Results

— Company Expects Up to Eight TAP Compounds in Clinic in the Coming Months —

CAMBRIDGE, MA, January 31, 2008 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended December 31, 2007 — the second quarter of the Company’s 2008 fiscal year.

“We made substantial progress with our internal and partnered programs in 2007 and expect to build on this strong momentum in 2008 and beyond,” commented Mitchel Sayare, Chairman and CEO. “Clinical data were reported with four compounds in December 2007 alone, and we expect new findings to be reported in 2008 for most, if not all, of the compounds now in clinical testing. Additionally, we expect the number of TAP compounds in the clinic to increase from five today to as many as eight by this summer — we expect to file an IND for our third TAP compound, IMGN388, by mid-year, and two of our collaborators also are finalizing their IND submissions. We look forward to an exciting year in 2008.”

Financial Results

For the three-month period ended December 31, 2007, ImmunoGen reported a net loss of $6.2 million, or $0.15 per basic and diluted share, compared to a net loss of $3.0 million, or $0.07 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended December 31, 2007 were $9.8 million, compared to $12.1 million for the same quarter last year. The second quarter fiscal 2008 revenues include $3.7 million of research and development support fees, compared to $6.6 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The fifth and final contract year with sanofi-aventis began in September 2007. ImmunoGen expects lower research and development support fees from sanofi-aventis over the course of this final contract year versus fiscal 2007 as development activity is transferred to sanofi-aventis. The second quarter fiscal 2008 revenues also include $2.7 million of license and milestone fees, compared to $3.4 million for the same quarter last year. Included in license and milestone fees for the second quarter of fiscal 2008 was a $1.0 million milestone related to the initiation of Phase I clinical testing of SAR3419 by sanofi-aventis. The second quarter fiscal 2008 revenues also include $3.4 million of clinical material reimbursement, compared to $2.1 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators. The higher clinical material reimbursement revenue for the second quarter of fiscal 2008 compared with the same period in the prior year was primarily due to timing of batch acceptance by our collaborators, as well as to a higher overhead rate.

Operating expenses for the three-month period ended December 31, 2007 were $16.7 million, compared to $15.9 million in the same period last year. The operating expenses in the second quarter of fiscal 2008 include research and development expenses of $10.7 million, compared to $11.8 million for the same quarter last year. The reduction in research and development expenses for the quarter ended December 31, 2007 versus the prior-year period was driven primarily by a decrease in antibody costs incurred during the current period and a decrease in development costs related to the potential production of later-stage materials incurred at contract manufacturing organizations. We anticipate costs in both of these areas to increase over the balance of the fiscal year. The cost of clinical materials reimbursed was $2.4 million in the quarter ended December 31, 2007, compared to $1.6 million for the same quarter last year. A significant portion of the DM1/DM4 included in clinical materials reimbursed during the current and prior periods previously had been categorized as excess inventory and written down to zero value. Second quarter fiscal 2008 operating expenses also include general and administrative expenses of $3.5 million, compared to $2.6 million for the same quarter last year. During the second quarter of fiscal 2008, the Company recognized $0.8 million of expense related to the rental of laboratory and office space in Waltham, MA, that the Company plans to occupy in late March 2008, classifying such as general and administrative expense.

Other income, consisting primarily of interest income, was $0.7 million in the three-month period ended December 31, 2007, compared to $0.8 million for the same period last year.

ImmunoGen had approximately $48.7 million in cash and marketable securities as of December 31, 2007, compared with $59.7 million as of June 30, 2007, and had no debt outstanding in either period. During the first six months of fiscal 2008, cash used in operations was $6.9 million, compared to $7.9 million during the same period last year. Capital expenditures were $5.3 million for the first half of fiscal 2008, compared to $0.9 million for the same period last year. Capital expenditures for the current period include $2.8 million for improvement of the Company’s capabilities at its manufacturing plant in Norwood, MA.

Updated Financial Guidance

The Company is updating its guidance for its 2008 fiscal year. ImmunoGen now expects its net loss to be between $28-31 million, compared to previous guidance of $30-$33 million, and cash used in operations to be between $14-17 million, compared with previous guidance of $30-33 million. The Company expects capital expenditures to be between $20-21 million, compared with previous guidance of $8-9 million for its 2008 fiscal year. These expectations include a $12 million increase in anticipated capital expenditures related to leasehold improvements for the facility the Company will be occupying in Waltham, MA, and a corresponding $12 million decrease in expected cash used in operations related to funding of these leasehold improvements by the Waltham landlord.

“This updated guidance reflects an increase in our anticipated revenue and cash inflow related primarily to additional partner activity that is now expected to occur during this fiscal year,” commented Daniel Junius, Executive Vice President and CFO. “Additionally, our expected expenses have been reduced because of lower-than-anticipated spending in certain areas and because some expenses previously expected to occur during our 2008 fiscal year are now anticipated to occur in fiscal 2009 instead. Also, our expected fiscal 2008 expenses include nearly $2 million in non-cash expenses associated with our relocation to Waltham.”

ImmunoGen Product Candidates and Expectations for 2008

IMGN242 (huC242-DM4)

Enrollment is ongoing in both the Phase I and Phase II trials evaluating the TAP compound IMGN242 for the treatment of relapsed/refractory CanAg-expressing cancer (all cancers and gastric cancers, respectively).

•                  In 2008, the Company expects to report whether the Phase II study in gastric cancer met the criteria for its expansion. The Company also expects to report the first clinical findings from this study.

•                  In 2008, the Company expects to report the final results from the Phase I study.

IMGN901 (huN901-DM1)

Findings from the Phase I trial (Study 003) evaluating the TAP compound IMGN901 for the treatment of relapsed/refractory CD56-expressing multiple myeloma were reported in December 2007 at the annual meeting of the American Society of Hematology (ASH). Among the findings reported were that two patients who received IMGN901 at one of the higher doses evaluated to date had an objective response — one patient had a minimal objective response and remained on IMGN901 for 45 weeks, and a second patient was responding to treatment and had achieved a minimal objective response at the time of the data cutoff for the ASH meeting.  Both of these patients previously had been treated with multiple other therapies.

•                  In 2008, the Company expects to complete the three ongoing IMGN901 trials (Studies 001, 002, 003) and to report the final results.

•                  In 2008, the Company expects to outline its development plans for IMGN901.

•                  Assuming the continued development of IMGN901 for multiple myeloma is warranted, the Company expects to start the next multiple myeloma trial by the end of 2008.

IMGN388

In December 2007, ImmunoGen licensed the exclusive right to develop and commercialize a TAP compound to a novel target using an integrin-targeting antibody developed by Centocor. The target for this compound occurs on cancer cells, and can also be found on endothelial cells that are engaged in forming new blood vessels. The process of angiogenesis is a prerequisite for tumor growth.

•                  The Company expects to file an Investigational New Drug (IND) application for IMGN388 in the second quarter of 2008 and to initiate clinical testing of the compound during 2008.

Collaboration Product Candidates

Currently, three TAP compounds and one naked antibody compound are in clinical testing through ImmunoGen’s collaborations with other companies.

•                  The Company expects up to two additional TAP compounds to advance into clinical testing by mid-2008 through its collaborations with other companies.

Trastuzumab-DM1 (T-DM1)

This TAP compound is in development by Genentech for the treatment of HER2-positive metastatic breast cancer (MBC). T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab. In July 2007 Genentech initiated a Phase II study of T-DM1 in HER2-positive MBC patients whose cancer had progressed on HER2-directed therapy.

Updated Phase I findings were reported at the Annual San Antonio Breast Cancer Symposium (SABCS) in December 2007. In the study, T-DM1 was administered once every three weeks to patients with HER2-positive MBC that had progressed on treatment with a chemotherapy regimen that included Herceptin® (trastuzumab). At the SABCS, the study investigators reported that 12 of the 15 patients treated with T-DM1 at the maximum tolerated dose had either a partial response (PR) or stable disease (SD). Four of the five PRs reported were ongoing at the time of the data cutoff for the SABCS (August 31, 2007), and the longest had been ongoing for over 11 months. Five of the SDs reported also were ongoing after 130 to 260 days.

In January 2008, Genentech disclosed that Roche has opted in on the ex-USA development and commercialization of T-DM1.

AVE9633

AVE9633, along with AVE1642 and SAR3419, were initially developed by ImmunoGen and licensed to sanofi-aventis from the Company’s preclinical pipeline as part of a broader collaboration. AVE9633, a TAP compound, is in development for the treatment of acute myeloid leukemia (AML).

Clinical findings were reported at the 2007 ASH annual meeting from a Phase I trial evaluating AVE9633 when administered on Days 1 and 8 of a 28-day cycle to patients with relapsed/refractory AML. Evidence of biological activity was reported in seven of the seventeen patients enrolled in the study. As would be expected in a dose-escalation trial, the objective responses reported occurred among the higher doses evaluated.

A Phase I study has been initiated by sanofi-aventis that evaluates AVE9633 for relapsed/refractory AML when administered on Days 1, 4, and 7 of a 28-day cycle.

AVE1642

This naked antibody compound is designed to make cancer cells more susceptible to killing by chemotherapeutic agents by blocking a pathway used by cancer cells to survive exposure to such agents. Clinical findings were reported at the 2007 ASH annual meeting from a Phase I study designed to determine the dose of AVE1642 to be tested in combination with chemotherapeutic agents. AVE1642 is now undergoing Phase I clinical evaluation in combination with Velcade® for the treatment of relapsed/refractory multiple myeloma, and in combination with Taxotere® for the treatment of solid tumors.

SAR3419

This TAP compound advanced into Phase I testing for the treatment of non-Hodgkin’s lymphoma in October 2007. It comprises ImmunoGen’s CD19-targeting antibody and DM4 cell-killing agent.

Webcast Information

A conference call is scheduled for today, January 31, 2008, at 4:30 pm ET. The call will include management’s discussion of financial results and provide an update on ImmunoGen. The live call can be accessed by dialing 913-981-4900 or heard through the Investor Information section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available on this website through February 7, 2008.

This press release includes forward-looking statements based on management’s current expectations. The statements include, but are not limited to, the statements that ImmunoGen: expects to build on strong momentum in 2008 and beyond; expects new clinical findings to be reported during 2008 for most, if not all, of the compounds now in the clinic; expects the number of TAP compounds in the clinic to increase from five today to as many as eight by this summer;

expects to file an IND application for IMGN388 in the second quarter of 2008; expects to initiate clinical testing with IMGN388 in the summer of 2008; expects up to two additional TAP compounds to advance into clinical testing by mid-2008 through its collaborations with other companies; expects its net loss to be between $28-31 million and the cash used in operations to be between $14-17 million; expects capital expenditures to be between $20-21 million; expects additional partner activity to occur during this fiscal year; expects to report the final results from the IMGN242 Phase I study in 2008; expects to report the first findings from the IMGN242 Phase II study in gastric cancer in 2008 and whether this study met the criteria for its expansion; expects to complete the three ongoing IMGN901 trials (Studies 001, 002, 003) in 2008 and to report the final results; expects to outline in 2008 its development plans for IMGN901; and, assuming continued development of IMGN901 for multiple myeloma is warranted, the Company expects to start the next IMGN901 multiple myeloma trial by the end of 2008. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech, Inc.

Velcade® is a registered trademark of Millennium Pharmaceuticals, Inc.

Taxotere® is a registered trademark of sanofi-aventis.

-Financials Follow-

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2007	2007
ASSETS

Cash and marketable securities	$48,658	$59,700
Other assets	31,115	20,721

Total assets	$79,773	$80,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$13,364	$14,288
Long-term portion of deferred revenue and other long-term liabilities	13,272	7,732
Shareholders’ equity	53,137	58,401

Total liabilities and shareholders’ equity	$79,773	$80,421

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Research and development support	$3,672	$6,593	$8,145	$12,100
License and milestone fees	2,680	3,428	6,868	4,834
Clinical materials reimbursement	3,399	2,051	6,163	2,908

Total revenues	9,751	12,072	21,176	19,842

Expenses:
Cost of clinical materials reimbursed	2,426	1,588	4,155	2,235
Research and development	10,732	11,768	19,837	23,184
General and administrative	3,527	2,566	5,951	5,363

Total operating expenses	16,685	15,922	29,943	30,782

Loss from operations	(6,934)	(3,850)	(8,767)	(10,940)

Other income, net	727	815	1,540	1,662

Loss before taxes	(6,207)	(3,035)	(7,227)	(9,278)

Income tax expense	5	9	17	20

Net loss	$(6,212)	$(3,044)	$(7,244)	$(9,298)

Net loss per common share, basic and diluted	$(0.15)	$(0.07)	$(0.17)	$(0.22)

Average common shares outstanding, basic and diluted	42,700	41,571	42,558	41,526